EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-31468 of AirNet Communications Corporation on Form S-8 of our report dated March 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs related to substantial doubt as to the Company’s ability to continue as a going concern and the Company's adoption of Statement of Financial Accounting Standards No. 145), appearing in the Annual Report on Form 10-K of AirNet Communications Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
Orlando, Florida March 31, 2003